                          SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No.     )

Filed by the Registrant     [  ]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[ X ]  Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
[   ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

-------------------------------------------------------------------------------

ARCADIA FINANCIAL LTD.

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


        -----------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------
     5) Total fee paid:

        -----------------------------------------------------------------------

     [  ]  Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           1)  Amount Previously Paid:

               ----------------------------------------------------------------

            2)  Form, Schedule or Registration Statement No.:

               ----------------------------------------------------------------

            3)  Filing Party:

               ----------------------------------------------------------------

            4)  Date Filed:

               ----------------------------------------------------------------

                                     [LOGO]

                          7825 WASHINGTON AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55439-2444

                                 April 14, 1999

Dear Shareholder of Arcadia Financial Ltd.:

    I am pleased to invite you to attend the Annual Meeting of shareholders of Arcadia Financial Ltd., to be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Thursday, May 27, 1999, at 10:00 a.m.

    At the Annual Meeting, you will be asked to vote for the election of directors and to approve the following proposals: (i) the adoption of the Company's 1999 Omnibus Stock Plan; (ii) an amendment to the Company's 1998-2000 Restricted Stock Election Plan; and (iii) the grant of an option to Director Warren Kantor for consulting services to be provided to the Company by Mr. Kantor in 1999.

    I encourage you to vote FOR each of the matters listed above. Whether or not you are able to attend the Annual Meeting in person, I urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope. As an alternative to completing and mailing the proxy card, you may enter your vote instructions by telephone or via the Internet as described on the proxy card. On behalf of our Board of Directors and employees, thank you for your continued support of Arcadia Financial Ltd.

                                          Very truly yours,

                                                         [SIG]

                                          Warren Kantor

                                          CHAIRMAN OF THE BOARD

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                             ARCADIA FINANCIAL LTD.

                            ------------------------

The Annual Meeting of the shareholders of Arcadia Financial Ltd. (the "Company") will be held at 10:00 a.m. Minneapolis time, on Thursday, May 27, 1999, at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, for the following purposes:

    1. To elect six directors for a term of one year and until their successors shall be elected and duly qualified.

    2. To consider and act upon a proposal to adopt the Company's 1999 Omnibus Stock Plan pursuant to which an aggregate of 5,000,000 shares of the Company's Common Stock may be issued upon exercise of awards granted under such plan.

    3. To consider and act upon a proposal to amend the Company's 1998-2000 Restricted Stock Election Plan to increase from 600,000 to 800,000 shares the aggregate number of shares of common stock which may be granted under the plan.

    4. To consider and approve the January 20, 1999 grant of an option to Warren Kantor in the amount of 125,000 shares in consideration of consulting services to be rendered to the Company by Mr. Kantor in 1999.

    5.  To transact such other business as may properly come before the meeting.

    Only shareholders of record at the close of business on March 29, 1999 are entitled to notice of and to vote at the meeting. This Notice of Annual Meeting, the Proxy Statement and the form of Proxy are first being mailed to shareholders of the Company on or about April 14, 1999.

    Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. As an alternative to completing and mailing the proxy card you may enter your vote instructions by telephone or via the Internet as described on the proxy card. Proxies, however submitted, may be revoked at any time and if you attend the meeting in person, your executed proxy, if delivered, will be returned to you upon request.

                                          By Order of the Board of Directors

                                                       [SIG]

                                          James D. Atkinson III, SECRETARY

Dated: April 14, 1999

                             ARCADIA FINANCIAL LTD.
                          7825 WASHINGTON AVENUE SOUTH
                       MINNEAPOLIS, MINNESOTA 55439-2444

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                  MAY 27, 1999

                            ------------------------

                                  INTRODUCTION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Arcadia Financial Ltd. (the "Company") for use at the Annual Meeting (the "Annual Meeting" or the "Meeting") of shareholders to be held at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Thursday, May 27, 1999, at 10:00 a.m., and at any adjournment thereof. The Notice of Annual Meeting, this Proxy Statement and the form of Proxy are first being mailed to shareholders of the Company on or about April 14, 1999.

    All shares represented by properly executed proxies received in time, whether delivered by mail, phone or Internet, will be voted at the Meeting as follows, unless otherwise specified by the shareholder in the proxy: (i) in favor of the election as directors of all of the nominees listed herein; (ii) in favor of a proposal to adopt the Company's 1999 Omnibus Stock Plan (the "1999 Plan"); (iii) in favor of a proposal to amend the Company's 1998-2000 Restricted Stock Election Plan (the "1998-2000 Stock Election Plan") to increase from 600,000 to 800,000 shares the aggregate number of shares of Common Stock which may be granted under the 1998-2000 Stock Election Plan; (iv) in favor of the approval of the grant to Warren Kantor of an option in the amount of 125,000 shares of Common Stock of the Company in consideration of consulting services to be rendered to the Company by Mr. Kantor in 1999; and (v) in accordance with the judgment of the persons named in the proxy, as to such other matters as may properly come before the Meeting. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered to be represented or to be entitled to vote at the Meeting for purposes of calculating the vote with respect to such matter.

    Expenses incurred in connection with the solicitation of proxies will be paid by the Company. The proxies are being solicited principally by mail. In addition, directors, officers and associates of the Company may solicit proxies personally or by telephone, for which they will receive no additional compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred. The Company may engage Georgeson & Company Inc. to assist in proxy solicitation for a fee not to exceed $6,500.00 plus out-of-pocket expenses.

    Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the Meeting and giving oral notice to the Secretary of the Company. As an alternative to completing and mailing the proxy card, you may enter your vote by telephone or via the Internet as described on the proxy card. Proxies voted by telephone or via the Internet may be revoked by executing a later dated proxy, by voting again by telephone or via the Internet or by attending the Meeting and giving oral notice to the Secretary of the Company.

    The Board of Directors of the Company has fixed the close of business on March 29, 1999 as the record date for determining the holders of outstanding shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 39,204,110 shares of Common Stock issued and outstanding. Each such share of Common Stock is entitled to one vote at the Annual Meeting.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    Each of the Company's current directors has been nominated and has agreed to stand for re-election at the Annual Meeting. Each director serves until the next regular meeting of the shareholders, until a successor shall have been elected and shall qualify, or until such director shall die, resign or shall have been removed. The number of directors constituting the full Board of Directors is determined pursuant to Section 3.2 of the Company's Bylaws as amended to date. Those Bylaws empower the Board to set the number of directors permitted to serve on the Board of Directors within a range of no fewer than five and no more than eleven directors. A director resigned from the Board of Directors on June 22, 1998. Pursuant to resolutions of the Board, the Board of Directors currently consists of six directors.

REQUIRED VOTE AND BOARD RECOMMENDATION

    Election as a director requires the affirmative vote of the holders of the greater of: (i) a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting; or (ii) a majority of that number of shares of the Company's Common Stock entitled to vote at the Annual Meeting that would constitute a quorum for the transaction of business at the Annual Meeting. If, prior to the Annual Meeting, the Board of Directors learns that any nominee will be unable to serve by reason of death, incapacity, or other unexpected occurrence, the proxies which would have otherwise been voted for such nominee will be voted for a substitute nominee, if any, selected by the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

INFORMATION ABOUT NOMINEES

    The names of the nominees, their principal occupations, and certain other information regarding the nominees set forth below is based upon information furnished to the Company by the respective nominee.

DIRECTOR NAME                    AGE                           PRINCIPAL OCCUPATION                        DIRECTOR SINCE
---------------------------      ---      ---------------------------------------------------------------  ---------------
Scott H. Anderson                    41   Vice Chairman of Credit and Collections and Chief Credit                 1995
                                            Officer of the Company
Robert J. Cresci                     55   Managing Director of Pecks Management Partners Ltd., an                  1992
                                            investment management firm
James L. Davis                       54   President of Davis and Associates, Inc., a manufacturers'                1991
                                            representative of commercial lighting
Richard A. Greenawalt                55   Chief Executive Officer of the Company                                   1997
Warren Kantor                        57   Chairman of the Board of the Company, President and Chief                1994
                                            Executive Officer of Society Hill Capital Corporation, a
                                            private investment company
Robert A. Marshall                   58   President and Chief Operating Officer of the Company                     1997

    Additional information concerning each incumbent director is set forth below.

    SCOTT H. ANDERSON was appointed Vice Chairman of Credit and Collections and Chief Credit Officer in February 1998. Mr. Anderson had previously served as the Company's Vice Chairman, Credit Administration and Operations from December 1995 and as Executive Vice President and the Company's Chief Credit Officer from April 1991. From 1987 until joining the Company, he served as Vice President, Division Manager of Loan Administration for Marquette Bank Minneapolis, N.A. Prior thereto he served as a Regional Vice President for First Bank System, Inc.

    ROBERT J. CRESCI has been a managing director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves as a director of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Hitox, Inc., Aviva Petroleum Ltd., Film Roman, Inc., Quest Education Corporation, Castle Dental Centers, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc., and several private companies.

    JAMES L. DAVIS was elected as Director and appointed as the Chairman of the Compensation Committee in 1991. He has been President of Davis and Associates, Inc., a manufacturers' representative of commercial lighting, since 1969.

    RICHARD A. GREENAWALT was appointed a Director and elected President and Chief Executive Officer of the Company on January 27, 1997 and commenced employment with the Company on January 29, 1997. Effective February 1, 1999, Mr. Greenawalt resigned as President in conjunction with the appointment of Mr. Marshall as President and Chief Operating Officer. Prior to joining the Company, Mr. Greenawalt served as President, Chief Operating Officer and a Director of Advanta Corp. from November 1987 through January 1997. Prior to joining Advanta Corp., Mr. Greenawalt served as President of Transamerica Financial Corp. from May 1986 through November 1987. From 1971 to 1986, Mr. Greenawalt held senior positions with Citicorp, including Chairman and Chief Executive Officer of Citicorp Person-to-Person and President and Chief Executive Officer of Citicorp Retail Services.

    WARREN KANTOR was appointed Chairman of the Board of Directors in December 1996 and has served as a Director of the Company since December 1994. From August 1996 until January 1997, Mr. Kantor served as the Chairman of the Executive Committee of the Company's Board of Directors and as the Company's Acting Chief Executive Officer. Mr. Kantor is the President and Chief Executive Officer of Society Hill Capital Corporation, a private investment company. He was a director of Advanta Corp., a consumer finance firm, from April 1986 to December 1996 and served as Advanta Corp.'s Vice Chairman from November 1993 through September 1994 and as Executive Vice President and Chief Financial Officer from April 1986 through November 1993. Prior to his employment with Advanta Corp., Mr. Kantor was employed by Arthur Andersen & Co., in charge of the Financial Services Division of its Philadelphia office.

    ROBERT A. MARSHALL has served as a Director of the Company since 1997. He was appointed President and Chief Operating Officer of the Company on January 27, 1999 and commenced employment with the Company on February 1, 1999. Prior to joining the Company Mr. Marshall acted as an independent consultant to the financial services industry. In 1997, he retired as President of the Credit Card Division at Advanta Corp. where he was employed for over nine years. Before joining Advanta Corp., Mr. Marshall served as Chief Operating Officer of a subsidiary of Scudder, Stevens & Clark, an investment management firm based in New York. Mr. Marshall also spent 14 years at Citicorp. His last assignment with Citicorp was Senior Vice President of Citicorp Retail Services, Inc. Prior to his being employed at Citicorp, Mr. Marshall was a Vice President for Bankers Trust and also spent 5 years with Avon Products. During 1997 and 1998, Mr. Marshall served as a director of Union Corporation, which was recently sold to Outsourcing Solutions, Inc. Mr. Marshall currently serves as a director of Outsourcing Solutions, Inc., a collection and customer service outsourcing company.

    In connection with the issuance of certain Senior Subordinated Notes due June 1, 1999 and of certain Senior Subordinated Warrants in 1992, the Company, certain principal shareholders of the Company and the purchasers of the securities sold entered into a Coinvestors' Agreement, dated June 24, 1992, which was amended in May 1995 (the "Coinvestors' Agreement"). Under the Coinvestors' Agreement, for so long as the initial investors in the Senior Subordinated Notes and the Senior Subordinated Warrants own at least 25% of the Senior Subordinated Warrants or the shares of Common Stock issuable upon exercise of the Senior Subordinated Warrants, the Company and the principal shareholders party to the Coinvestors' Agreement will take all action within their respective powers to elect one individual designated by such investors, subject to the reasonable approval of the Company. Mr. Cresci is the designee provided for under the Coinvestors' Agreement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors held twelve meetings during the fiscal year ended December 31, 1998 ("fiscal 1998"). Each of the incumbent directors who was a director during fiscal 1998 attended at least 75% of the meetings of the Board and of each committee of the Board of Directors of which he was a member held while he was a member during the year.

    In fiscal 1998, the Company paid each non-employee director ("Outside Director") $1,000 for each meeting of the Board of Directors attended by the Outside Director. Each Outside Director who served as chairman of the Audit or Compensation Committees of the Board of Directors earned $5,000 annually in respect of such service on each such committee. Outside Directors who served on the Audit or Compensation Committees of the Board of Directors received $1,000 for each meeting of each such committee attended. On January 28, 1998, each Outside Director received an option grant of 25,000 shares under the 1992 Director Stock Option Plan as amended by the Board of Directors. In conjunction with that amendment, the annual director's fee of $15,000 paid to each Outside Director in 1997 was discontinued and the 15,000 share options granted to Outside Directors in 1997 were cancelled on a prorata basis based upon the portion of the one year vesting period which had elapsed from the original grant date thereof through January 28, 1998.

    In January 1999, the Board of Directors amended the Company's 1992 Director Stock Option Plan, effective 1999, to permit the Board of Directors to set each year, the number of shares of options granted annually to each Outside Director, up to an aggregate maximum amount of 250,000 per Outside Director over the life of such plan. In 1999 each Outside Director received an option to purchase 37,500 shares at an exercise price of $4.00 per share (the fair market value of the shares as of the date of the grant, January 20, 1999).

    In fiscal 1998, the Board of Directors had two committees: the Audit and the Compensation Committees. Through June 22, 1998, the members of the Audit Committee were Lawrence H. Bistodeau, Robert Cresci and Robert A. Marshall. On June 22, 1998, Lawrence H. Bistodeau resigned from the Board of Directors and the Committee. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policies and procedures. The Audit Committee held four meetings during fiscal 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1998 the members of the Compensation Committee were Robert J. Cresci, and James L. Davis. The Compensation Committee makes recommendations to the Board of Directors as to general levels of compensation for all associates of the Company, including the annual salary of each of the executive officers of the Company, grants options to associates under the Company's 1990 Stock Option Plan, makes awards under the 1994-1997 Restricted Stock Election Plan and the 1998-2000 Restricted Stock Election Plan, and reviews and approves compensation and benefit plans of the Company. The Compensation Committee held two meetings during fiscal 1998.

    No member of the Compensation Committee of the Board of Directors was an officer, former officer or employee of the Company or its subsidiaries during fiscal 1998. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity, one of whose executive officers served on the Company's Compensation Committee or Board of Directors during fiscal 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and any persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by the Exchange Act to furnish the Company with copies of all Sections 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during fiscal 1998, all filings required of its officers, directors and greater than 10% beneficial owners were timely made.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding ownership of the Company's Common Stock as of February 28, 1999, by: (i) each person known to the Company to own beneficially more than 5% of its outstanding shares of Common Stock; (ii) each director and nominee for election as director of the Company;
(iii) each officer named in the Summary Compensation Table on page 8 of this Proxy Statement; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown. In addition, unless otherwise indicated, the address of each person named below is the address of the Company.

NAME OF BENEFICIAL OWNER                                                      NUMBER OF SHARES   PERCENTAGE OWNED
----------------------------------------------------------------------------  -----------------  -----------------
Crabbe Huson Group, Inc.(1).................................................        7,149,656            18.25%
  121 S.W. Morrison, Suite 1400
  Portland, OR 97204
Warren Kantor(2)(3).........................................................        1,142,222             2.86%
Robert J. Cresci(3)(4)......................................................          907,112             2.31%
James L. Davis(3)(5)........................................................          924,419             2.35%
Richard A. Greenawalt(6)....................................................        1,446,116             3.60%
Scott H. Anderson(7)........................................................          344,090            *
John A. Witham(8)...........................................................          233,427            *
Robert A. Marshall(9).......................................................          187,050            *
Duane E. White(10)..........................................................          169,223            *
James D. Atkinson III(11)...................................................           66,917            *
All Directors and Executive Officers as a group (11 persons)................        5,680,731            13.54%

------------------------

   * Less than one percent.

 (1) Based on Schedule 13G as of February 12, 1999.

 (2) Includes 635,160 shares which Mr. Kantor has the right to acquire within 60 days pursuant to various option grants under a letter agreement dated August 26, 1996 with the Company and under Consulting Agreements with the Company, 100,000 shares owned by the Warren Kantor Profit Sharing Trust and 27,500 shares owned by the Kantor Financial Fund (10,000 shares) and Southhill Partners (17,500 shares) and 5,130 shares purchasable upon exercise of a warrant held by Mr. Kantor's spouse.

 (3) Includes shares which each non-employee director has the right to acquire within 60 days pursuant to grants under the 1992 Director Stock Option Plan ("DSOP"). Vested options under the DSOP are as follows: Warren Kantor (71,650 shares); Robert J. Cresci (107,725 shares); and James L. Davis (85,900 shares).

 (4) Includes shares of Common Stock that are held by Pecks Management Partners Ltd., an investment advisory firm of which Mr. Cresci is a managing director. Pecks Management Partners Ltd. holds such shares on behalf of the Delaware State Employee Pension fund (559,570 shares); Zeneca Holdings, Inc. (108,381 shares); and ICI American Holdings, Inc. (131,436 shares).

 (5) Includes 192,857 shares owned by Davis & Associates Inc. Profit Sharing plan in which Mr. Davis is a principal participant, 11,000 shares held in trust for the benefit of his minor children and a parent and 15,000 shares owned by Mr. Davis' spouse. Mr. Davis disclaims beneficial ownership of shares held by his spouse or in trust for his children and parent.

 (6) Includes a total of 866,667 shares which Mr. Greenawalt has the right to acquire within 60 days upon exercise of stock options and 83,384 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan. It also includes 20,000 shares owned by Mr. Greenawalt's spouse's Individual Retirement Account, 65,000 shares owned by the Albert Trust, a charitable trust created by Mr. Greenawalt and his spouse, 97,000 shares held in trust for the benefit of Mr. Greenawalt's minor children and 139,130 shares owned by the Richard A. Greenawalt Grantor Retained Interest Trust.

 (7) Includes a total of 217,001 shares which Mr. Anderson has the right to acquire within 60 days upon exercise of stock options, and 37,912 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

 (8) Includes a total of 154,334 shares which Mr. Witham has the right to acquire within 60 days upon exercise of stock options, and 29,245 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

 (9) Includes a total of 57,600 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan and 38,950 shares which Mr. Marshall has the right to acquire within 60 days upon exercise of stock options granted pursuant to the 1992 Director Stock Option Plan.

 (10) Includes a total of 58,333 shares which Mr. White has the right to acquire within 60 days upon exercise of stock options, and 24,170 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan.

 (11) Includes a total of 35,000 shares which Mr. Atkinson has the right to acquire within 60 days upon exercise of stock options, and 16,284 shares granted, but not yet vested, under the 1998-2000 Stock Election Plan and 1,632 shares owned by Mr. Atkinson's spouse's Individual Retirement Account.

                             EXECUTIVE COMPENSATION

    The following table discloses compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers whose total annual salary exceeded $100,000 for the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION AWARDS
                                                          ANNUAL COMPENSATION(1)   -------------------------------
                                                                                                        SECURITIES
                                                          ----------------------    RESTRICTED STOCK    UNDERLYING
NAME AND PRINCIPAL POSITION                         YEAR  SALARY($)     BONUS($)   AWARDS($)(2)(3)(4)   OPTIONS(#)
--------------------------------------------------  ----  ----------    --------   ------------------   ----------
Richard A. Greenawalt.............................  1998  $  100,000    $     0        $  136,413          200,000
  President and Chief Executive Officer             1997      92,232(5)       0         1,164,232        1,200,000

Scott H. Anderson.................................  1998  $  341,000    $     0        $   52,295           75,000
  Vice Chairman, Credit and Collections             1997     341,000          0                 0                0
                                                    1996     310,000          0                 0           75,000

John A. Witham....................................  1998  $  275,000    $     0        $   54,104           75,000
  Executive Vice President and Chief                1997     275,000          0                 0                0
  Financial Officer                                 1996     250,000          0                 0           50,000

Duane E. White....................................  1998  $  250,000    $     0        $   17,496           75,000
  Executive Vice President, Corporate               1997     166,667(6)       0           361,404          100,000
  Services

James D. Atkinson III.............................  1998  $  192,500    $     0        $   21,290          105,000
  Senior Vice President and Chief                   1997     192,500          0                 0                0
  Legal Officer                                     1996     175,000          0                 0           40,000(7)

------------------------

(1) As permitted by the Securities and Exchange Commission's rules regarding disclosure of executive compensation in proxy statements, this table excludes perquisites and other personal benefits for the named executive officer if the total cost thereof did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for each of those years.

(2) 1998 restricted stock awards granted to Richard A. Greenawalt, Scott H. Anderson, John A. Witham, Duane E. White and James D. Atkinson III were made pursuant to the 1998-2000 Stock Election Plan (the "1998-2000 Stock Election Plan") adopted by the Board of Directors effective December 20, 1995. Awards granted under the 1998-2000 Stock Election Plan vest over the period from the date of grant to December 31, 2002, subject to accelerated vesting during that period based upon a participant's achievement of annual target performance goals. Performance goals are determined annually by the Compensation Committee. The percentage of the target performance goal that is met in any given year determines what percentage of the shares eligible for accelerated vesting will vest in that year. See "Compensation Committee Report on Executive Compensation." Any dividends declared on the Company's Common Stock will be paid on all shares of restricted stock granted under the 1998-2000 Stock Election Plan.

(3) A total of 81,860 additional shares of restricted stock were granted under the 1998-2000 Stock Election Plan to the executives named in the table in the respective numbers indicated: Richard A. Greenawalt, 39,655 shares; Scott H. Anderson, 15,202 shares; John A. Witham, 15,728 shares; Duane E. White, 5,086 shares; and James D. Atkinson III, 6,189 shares. The numbers of shares listed represent the restricted shares granted to the recipient in fiscal 1998 in excess of the restricted shares held by the recipient on December 31, 1997. Those numbers do not include the restricted shares granted to the recipient in fiscal 1998 upon surrender and cancellation by the recipient of restricted shares held by the recipient on December 31, 1997. The grants were made on two separate occasions. The first grant was made January 28, 1998 and the second grant was made December 14, 1998. On each such grant date, each named executive officer forfeited and surrendered for cancellation all shares of restricted stock then owned by the executive in return for the grant to the executive of a greater number of restricted shares. The value of the awards shown is based upon the closing market price of the Company's Common Stock on the date of the second surrender, cancellation and grant ($3.44) times the number of restricted shares granted to the recipient because all of the shares then held by the named executive officers were regranted on such date.

(4) As of December 31, 1998, the number and fair market value, based on the closing market price of the Company's Common Stock of $3.625 on December 31, 1998, of the aggregate restricted stock holdings granted to the named executive officers during the periods reported were: Richard A. Greenawalt, 117,949 shares and $431,190; Scott H. Anderson, 15,202 shares and $55,107; John A. Witham, 15,728 shares and $57,014; James D. Atkinson III, 6,189 shares and $22,435; and Duane E. White, 42,615 shares and $154,479.

(5) Mr. Greenawalt's employment commenced February 3, 1997.

(6) Mr. White's employment commenced May 1, 1997.

(7) The option issued to Mr. Atkinson in 1996 for 40,000 shares was cancelled upon the issuance of the options granted to Mr. Atkinson in February 1998. See "Ten Year Option Repricings".

                          OPTION GRANTS IN FISCAL 1998

    The following table provides information with respect to the option grants made to the named executive officers during fiscal 1998 and the potential realizable value of such options at the indicated annual assumed appreciation rates.

                                                                                                          POTENTIAL
                                                                                                          REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                          NUMBER OF         % OF                                       ANNUAL RATES OF
                                          SECURITIES   TOTAL OPTIONS                                  STOCK APPRECIATION
                                          UNDERLYING     GRANTED TO     EXERCISE PRICE                FOR OPTION TERM(3)
                                           OPTIONS     ASSOCIATES IN      PER SHARE      EXPIRATION   ------------------
NAME                                      GRANTED(1)   FISCAL YEAR(2)       ($/SH)          DATE        5%        10%
----------------------------------------  ----------   --------------   --------------   ----------   -------  ---------
Richard A. Greenawalt...................   200,000         10.21            $6.00         1/28/08     754,674  1,912,491
Scott H. Anderson.......................    75,000          3.83             6.00         1/28/08     283,003    717,184
John A. Witham..........................    75,000          3.83             6.00         1/28/08     283,003    717,184
Duane E. White..........................    75,000          3.83             6.00         1/28/08     283,003    717,184
James D. Atkinson III...................    25,000          1.28             6.00         1/28/08      94,334    239,061
                                            80,000(4)       4.08             7.20         2/10/08     362,243    917,996

------------------------

(1) The exercise price of all options granted is equal to the market value of the Company's Common Stock on the date of grant. Options awarded to Mr. Greenawalt, Mr. Anderson, Mr. Witham, Mr. White and Mr. Atkinson on January 28, 1998 vest on January 28, 1999, 2000 and 2001 (one-third of the total shares on each date). Options awarded to Mr. Atkinson on February 10, 1998 vest on February 10, 1999 and 2000 (26,666 shares on each date) and February 10, 2001 (26,668). All options expire 10 years from the date of grant.

(2) The total number of options granted to employees by the Company in 1998 was 1,959,094. Each such option granted in 1998 terminates on the tenth anniversary of the grant date thereof. Of the 1,959,094 options granted in 1998, 846,594 were granted upon the surrender and cancellation by the recipients thereof of the same number of previously granted options. See "Compensation

    Committee Report on Executive Compensation--TARSAP/Stock Election Plan" and Footnote 3 to the "Summary Compensation Table".

(3) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5 percent and 10 percent appreciation rates set by the Securities and Exchange Commission, compounded annually. Such amounts are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options, if any, providing for nontransferability, vesting over the period set forth in each such option or termination of the options following termination of employment.

(4) The 80,000 options granted to Mr. Atkinson on February 10, 1998, were issued upon Mr. Atkinson's surrender and cancellation of an option for 40,000 shares granted on December 20, 1995 and an option for 40,000 shares granted on December 18, 1996. See "Ten Year Option Repricings".

   AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL 1998 YEAR-END OPTION
                                     VALUES

    The following table provides information with respect to the named executive officers' stock option exercises during fiscal 1998 and the value of such officers' unexercised options on December 31, 1998.

                                                                            NUMBER OF SECURITIES
                                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                                   OPTIONS                IN-THE-MONEY OPTIONS
                                            SHARES                          AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(2)
                                          ACQUIRED ON       VALUE        ---------------------------   ---------------------------
NAME                                      EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------  -----------   --------------   -----------   -------------   -----------   -------------
Richard A. Greenawalt...................     --             --             400,000       1,000,000        --            --
Scott H. Anderson.......................    23,571         $161,049        192,001         100,000        13,500        --
John A. Witham..........................     --             --             129,334          91,666        --            --
Duane E. White..........................     --             --              33,333         141,667        --            --
James D. Atkinson III...................     --             --                   0         105,000        --            --

------------------------

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) Value of unexercised in-the-money options is calculated based on the difference between the option exercise price and the closing price of the Company's Common Stock at fiscal year-end, multiplied by the number of shares underlying the options. The closing price of the Company's Common Stock as reported by the New York Stock Exchange on December 31, 1998 was $3.625.

EMPLOYMENT AGREEMENTS AND RELATED AGREEMENTS

    On January 28, 1998, the Company entered into an employment agreement with Richard A. Greenawalt, for his employment as Chief Executive Officer and President. Such agreement replaced the agreement entered into with Mr. Greenawalt on January 6, 1997 and is effective until terminated pursuant to its terms. Mr. Greenawalt's base salary is reviewed at least annually. Mr. Greenawalt currently receives an annual base salary of $100,000.

    On January 28, 1998, the Company entered into an employment agreement with Scott H. Anderson for his employment as Vice Chairman of Credit and Collections and Chief Credit Officer. Such agreement replaced the agreement entered into with Mr. Anderson on November 7, 1996 and is effective until terminated pursuant to its terms. Mr. Anderson's base salary is reviewed at least annually. Mr. Anderson currently receives an annual base salary of $341,000.

    On January 28, 1998, the Company entered into an employment agreement with John A. Witham for his employment as Executive Vice President and Chief Financial Officer. Such agreement replaced the agreement entered into with Mr. Witham on November 7, 1996 and is effective until terminated pursuant to its terms. Mr. Witham's base salary is reviewed at least annually. Mr. Witham currently receives a base salary of $275,000 per year.

    On January 31, 1998, the Company entered into an employment agreement with Duane E. White for his employment as the Executive Vice President of Corporate Services. Such agreement replaced the agreement entered into with Mr. White on May 1, 1997 and is effective until terminated pursuant to its terms. Mr. White's base salary is reviewed at least annually. Mr. White currently receives a base salary of $250,000 per year.

    On January 28, 1998, the Company entered into an employment agreement with James D. Atkinson III for his employment as Secretary, Corporate Counsel, and Senior Vice President. Such agreement replaced the agreement entered into with Mr. Atkinson on November 7, 1996 and is effective until terminated pursuant to its terms. Mr. Atkinson's base salary is reviewed at least annually. Mr. Atkinson currently receives a base salary of $192,500 per year.

    The employment agreements with each of Mr. Greenawalt, Mr. Anderson, Mr. Witham, Mr. White and Mr. Atkinson provide that, upon termination by the Company of such executive's employment without Cause (as defined therein), each such executive will be entitled to receive a lump sum equal to two times the sum of
(a) his base salary, (b) his Annual Bonus, (c) an award equal to the average annual amount paid to him during the two years preceding the termination for certain perquisites and (d) the present value of certain additional benefits. The option agreements evidencing options granted to such executives provide that, upon a Change of Control of the Company (as defined in the option agreement), any then unvested options will vest. The terms of the 1994-1997 Stock Election Plan and the 1998-2000 Stock Election Plan provide that, in the event of a Change of Control (as defined in each such Plan), any then unvested shares of restricted stock granted to such executives will vest. The terms of the Split Dollar Insurance Agreements with Mr. Anderson, Mr. Witham and Mr. Atkinson provide that, in the event such executive's employment is terminated within the period commencing six months prior to the date of a Change of Control (as defined in such agreement) of the Company and ending eighteen months after the date thereof, the Company will be obligated to fund such executive's split dollar life insurance policy for a period of up to ten years thereafter.

CONSULTING AGREEMENTS WITH WARREN KANTOR

    On January 28, 1998, the Board of Directors of the Company agreed to retain Mr. Kantor to act as a consultant for the Company during 1998. The terms of such retention are set forth in a Consulting Agreement dated January 28, 1998 (the "1998 Consulting Agreement"). Pursuant to the 1998 Consulting Agreement, Mr. Kantor agreed to provide 150 hours of consulting services. In exchange for such services, Mr. Kantor received a grant of a non-statutory option (the "1998 Option") to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of those shares on the date of the grant ($6.00). Such option vested as of December 31, 1998, the last day of the one-year term of the 1998 Consulting Agreement.

    On January 20, 1999, the Board of Directors of the Company agreed to retain Mr. Kantor to act as a consultant for the Company during 1999. The terms of such retention are set forth in a Consulting Agreement dated January 20, 1999 (the "1999 Consulting Agreement"). Pursuant to the 1999 Consulting Agreement, Mr. Kantor agreed to provide an unlimited number of hours of consulting services. In exchange for such services, Mr. Kantor received a grant of a non-statutory option (the "1999 Option") to purchase 125,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of those shares on the date of the grant ($4.00). Such option vests as of December 31, 1999, the last day of the one year term of the 1999 Consulting Agreement. Exercisability of the 1999

Option may be accelerated in the event of the Company's termination of the 1999 Consulting Agreement or upon a Change in Control of the Company (as defined in the 1999 Consulting Agreement). The grant of the 1999 Option is contingent upon, and subject to, the approval thereof by the shareholders of the Company. See Proposal No. 4--Proposal to Approve the Grant of a Stock Option to Warren Kantor. The 1998 Consulting Agreement and the 1999 Consulting Agreement together are hereunder sometimes referred to as the "Consulting Agreements".

    Pursuant to the Consulting Agreements Mr. Kantor renders consulting services, at the request of the Company, in the following areas, among others: long range planning, tax strategies, treasury operations, internal audit, asset liability strategies, asset-backed securitization development and planning, corporate development, investor and SEC relations, financing strategies, reserves and asset planning, and such other related areas of business as the Chief Executive Officer of the Company may request from time to time. The Consulting Agreements contain provisions covering termination, non-disclosure of proprietary information and non-competition customary in consulting agreements of this nature. Mr. Kantor receives no cash compensation for services rendered pursuant to the Consulting Agreements.

LOAN TO DIRECTOR JAMES L. DAVIS

    On December 12, 1997, the Board of Directors approved a $876,000.00 loan by the Company to director James L. Davis. The proceeds of the loan were used by Mr. Davis to cover a margin call on a brokerage account secured by shares of the Common Stock of the Company owned by Mr. Davis. The Board of Directors believed it was in the best interest of the Company and the shareholders to make this loan to Mr. Davis to enable him to bridge to a loan he was in the process of obtaining from another source. The loan was made with a market-rate interest rate of 8.5% with interest payable on an accrual basis and was secured by mortgages on real property owned by Mr. Davis. Mr. Davis repaid the loan in full with accrued interest on February 18, 1998.

LOANS TO OFFICERS

    Pursuant to a program approved by the Board of Directors on April 28, 1997, the Company may lend monies to employees who incur margin calls related to draws on margin accounts established to enable employees to borrow money to pay income taxes on income recognized as a result of the vesting of 1994-1997 Restricted Stock Election Plan and 1998-2000 Restricted Stock Election Plan grants. A total of $1,000,000 was made available for loans under the program. Each of the following executive officers received a loan in excess of $60,000 under the program in fiscal 1998: John A. Witham ($147,500.00), Scott H. Anderson ($124,150.26),) and Brian S. Anderson ($61,599.84). Interest on the loans accrues at the annual rate of five and one half percent (5.5%). Interest on the loans will be forgiven by the Company but is included in the employee's reportable taxable compensation from the Company. The principal on the loans is repayable on the first to occur of the following events: (a) sale by the employee of any of the shares of the Company's Common Stock held by the employee in an account at Prudential Securities Incorporated to the extent of the net proceeds of the sale realized by the employee; (b) the termination of the employee's employment by Arcadia for any reason; or (c) December 31, 1999. The principal balances of such loans outstanding on February 28, 1999 were as follows: John A. Witham ($147,500.00), Scott H. Anderson ($124,150.26), and Brian S. Anderson ($61,599.84).

                             ARCADIA FINANCIAL LTD.
            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

ROLE AND COMPOSITION OF COMPENSATION COMMITTEE

    The principal responsibility of the Compensation Committee (the "Committee") of the Board of Directors with respect to executive compensation is to ensure that the Company's compensation program is aligned with and supports the Company's business objectives. The Committee evaluates the overall design and administration of the compensation program in order to fulfill its responsibilities. The Committee is comprised entirely of outside directors in order to enhance its objectivity and independence.

    Specifically, the Committee is responsible for:

    - Establishing an executive compensation philosophy;

    - Reviewing competitive compensation and performance data;

    - Establishing executive compensation plans and pay levels consistent with the competitive data and the compensation strategy; and

    - Overseeing the administration of the executive compensation program.

COMPENSATION PHILOSOPHY AND PRINCIPLES

    The Committee believes that an effective executive total compensation program should have the following objectives:

    - In order to be able to attract and retain the highly qualified executive team needed to create shareholder value and grow the profitability of the Company, total compensation opportunities should be established at or above competitive levels.

    - In order to provide high levels of motivation, the total compensation opportunities should have a mix of performance-based compensation opportunities relative to base salary and should be equal to or greater than the competitive norms.

    - In order to closely link the interests of shareholders and executives and to have actual awards earned by executives closely linked to share price, the performance-based compensation should be substantially denominated in shares or stock options for the executive officers.

    The Committee has established the following compensation design principles which support these objectives:

    - In order to ensure the Company's ability to attract and retain executive talent, total compensation opportunities will reflect competitive levels of compensation when compared to the compensation levels of executives of financial industry companies against which the Company competes for executive talent given the Company's relative financial performance.

    - The peer companies will be selected based upon two criteria: (1) they compete with the Company or are in financial services businesses with similar characteristics and (2) they are in a reasonable size range relative to the Company on measures such as revenues, market capitalization and assets under management.

    - The Committee may periodically use the services of an independent compensation consultant to monitor the Company's pay practices and performance relative to the peer group.

    - Executives' base salaries will not exceed a competitive salary range based on market medians.

    - Incentives earned for achieving annual financial goals--typically earnings per share--will be awarded principally in shares of Company stock.

    - Stock options will be used to further leverage the total reward opportunities linked to increases in share price.

TOTAL EXECUTIVE COMPENSATION PROGRAM OVERVIEW

    The executive compensation program consists of four elements:

    - Base salaries. These are set at or below a competitive range. Salary increases for executives are based on a combination of Company and individual performance.

    - TARSAP/Stock Election Plans. For the executive officers these grants of restricted stock constitute the majority of any annual bonus awarded to the officer. The timing of the vesting of the shares is impacted in part by the Company's performance on annual financial goals as well as the executive's achievement of his or her individual goals. This approach offers a higher risk/ reward profile and more substantially links the financial interests of the executive officers and shareholders than a solely cash-based annual incentive plan.

    - Cash bonuses. Commencing in 1998, executive officers are eligible to receive cash bonuses. The amount of such cash bonuses is dependent upon the position held by the executive and ranges from 20% to 30% of the total bonus which the executive is eligible to receive for the year. The executive's receipt thereof is dependent upon the Company's performance on annual financial goals as well as the executive's achievement of his or her individual goals.

    - Stock Options. Grants of stock options provide additional incentive for executive officers and other recipients to increase shareholder value over the long-term.

TARSAP / STOCK ELECTION PLAN

    As described above, grants of restricted stock constitute the majority of annual bonuses awarded to executive officers who participate in the Company's Stock Election Plans, which are also known as Time Accelerated Restricted Stock Plans (TARSAP). These Stock Election Plans accelerate the vesting of restricted stock grants based on achievement of annual performance objectives.

    The Committee has the authority to select executive officers and other key management personnel to participate in the Stock Election Plans. These Plans provide for annual vesting of restricted stock grants based upon the Company's performance relative to annually established performance objectives and the participant's achievement of individual performance objectives. Each participant receives a portion of his or her bonus in the form of accelerated vesting of restricted stock previously granted under the Stock Election Plans and the balance of the bonus in the form of cash.

    Grants have been made under two Stock Election Plans, the 1994-1997 Stock Election Plan, and the 1998-2000 Stock Election Plan. Each Stock Election Plan restricted stock grant is initially associated with a three year performance period (3.5 years for the 1994-1997 Stock Election Plan). The initial 1994-1997 Stock Election Plan grants were made in July 1994. These grants vest no later than at the end of 10 years from the date of grant. Vesting of substantially all of the restricted shares granted under the 1994-1997 Stock Election Plan has occurred. The initial 1998-2000 Stock Election Plan grants were made in December 1995. These grants vest no later than December 31, 2002. A fraction of the shares will vest at the end of 1998, 1999, 2000 and thereafter if annually established objectives are met.

    For each year in the performance periods, the amount of bonus earned by the participant is used to determine the percentage of shares subject to accelerated vesting in that year which will vest as to the year. An average of approximately eighty percent of the restricted shares allocated to executive officers for fiscal 1998 under the 1998-2000 Stock Election Plan vested in 1998 based on the individual participant's performance and the Company's performance.

    The value received by an executive from these grants depends on the Company's earnings performance and the market price of the Company's Common Stock. In addition, executive salary levels when grants were made under the Stock Election Plans significantly influenced the initial grant amounts. Because executives' salaries may increase after the grant date and throughout the performance periods, the value of the Company's Common Stock also needs to increase for the awards to deliver their intended targeted value relative to base salary. Because the value of the Company's Common Stock did not increase, but rather decreased significantly during 1997 and 1998, the Committee determined that it was necessary to restructure grants made under the Stock Election Plans and to make additional grants under the 1998-2000 Stock Election Plan to ensure that the goals of the Stock Election Plans are effectuated. Such restructured grants and additional grants were made applicable to a substantial majority of the participants in the Stock Election Plans. Because the goal of the additional grants was to equalize to the extent practicable the effective grant prices of participants' TARSAP grants, the TARSAP grants were made to, and allocated prorata among, participants based upon their original grant prices (which varied significantly). The primary goal of the restructured grants was to reallocate TARSAP shares to effectuate changes in the percentages of bonuses allocated to restricted stock and cash based upon participants' grade levels within the Company.

    Accordingly, in January 1998, the Compensation Committee approved the forfeiture, cancellation and reissuance of all then outstanding restricted shares under the 1998-2000 Stock Election Plan as well as the concurrent grant of 153,923 additional restricted shares to certain 1998-2000 Stock Election Plan participants. At such time the Compensation Committee also amended the 1994-1997 Stock Election Plan to permit the accelerated vesting during the years 1998, 1999 and 2000 of restricted shares granted under that plan. In December 1998, the Compensation Committee approved a second forfeiture, cancellation and reissuance of all then outstanding restricted shares under the 1994-1997 Stock Election Plan and the 1998-2000 Stock Election Plan as well as the restructuring of grants to participants in those plans. In addition, the Board of Directors of the Company approved amendments to the 1994-1997 Stock Election Plan and the 1998-2000 Stock Election Plan to permit the actions taken by the Compensation Committee in January and December of 1998.

    In connection with these forfeitures, cancellations and reissuances and the associated restructuring of grants, executive officers who participate in the Stock Election Plans, including all named executive officers, received additional awards of restricted shares of the Company's Common Stock during 1998. The number of additional shares awarded was in part dependent upon the executive officer's position in the Company and the executive officer's base salary. These awards are indicated under the restricted stock column of the summary compensation table in the year the shares were granted, not the year in which they vest. See Footnote 3 to the "Summary Compensation Table". The reported value of the shares is based on the number of shares granted multiplied by the market price of the Company's Common Stock on the December 1998 grant date because all of the restricted shares then owned by the named executive officers were regranted on such date.

    The Stock Election Plans evidence the Committee's belief that executive compensation should be comprised of both cash and equity-based programs which award performance based upon Company-specific goals, measured by the earnings performance of the Company. The Committee also believes that the Stock Election Plans provide for ownership and retention of the Company's Common Stock by key executive officers. Finally, because the value of the awards to executive officers is dependent upon the value of the Company's Common Stock, the desired direct relationship between officer compensation and enhancement of shareholder value is achieved.

    The Company established its annually oriented incentive compensation plan in this way because it strongly links the executives to the value of the stock while establishing a fixed expense which is based on the value of the shares on the grant (or regrant) date. The Committee believes that this is a more effective way to provide an annual incentive in a growth oriented company than a traditional cash-based plan.

STOCK OPTIONS

    The Committee believes that long-term incentives should be related to improvement in long-term shareholder value creation. To further this objective, the Company awards stock options to its executive officers and other key personnel. Stock options encourage and reward effective management that results in long-term corporate success, as measured by stock price appreciation. Stock options have value for the executive officers only if the price of the Company's stock appreciates from the date the stock options are granted. The Company's 1990 Stock Option Plan permits the granting of both incentive stock options and non-qualified stock options. Stock option awards are consistent with the Company's objective to include in total compensation a long-term equity interest for executive officers, with greater opportunity for reward if long-term performance is sustained. To encourage a long-term perspective, options are typically exercisable over a multiple year period and grants are made at an option price equal to the fair market value of the Company's Common Stock on the date of grant. The 1999 Omnibus Stock Plan adopted by the Board on January 20, 1999, subject to approval by the shareholders at the Annual Meeting (see Proposal No. 2), will, if approved, enable the Committee to continue to make award grants in keeping with these objectives.

    In determining individual executive officer grant levels, the Committee considers competitive practices, the desired relationship between long-term incentives and other compensation elements, and each executive officer's level of responsibility. Options for 715,000 shares were issued to executive officers in 1998. Such options are non-qualified options issued with an exercise price equal to fair market value on the date of grant. These options include grants of 140,000 options to two executive officers (James D. Atkinson III--80,000 options and Brian S. Anderson--60,000 options) upon their surrender and cancellation of an equal number of previously granted options. Such options were granted to Mr. Atkinson and Mr. Anderson at an exercise price of $7.20 per share (120% of the fair market value of the Company's Common Stock on the date of the authorization of the reissuance-- January 28, 1998) and vest on a prorata basis on the next three anniversaries of the grant date. The repricing of Mr. Atkinson's and Mr. Anderson's options as indicated above were made in conjunction with the surrender, cancellation and reissuance of an aggregate of 858,594 options held by employees of the Company holding the title of Senior Vice President or below. All such reissued options were repriced at $7.20 and have a new three year vesting period from the date of the grant. No options were surrendered for cancellation and reissue by any other named executive officers. The goals of such repricings were to incent and retain the recipients thereof by bringing exercise prices more in line with the then current stock price. See "Summary Compensation Table" and "Option Grants in 1998".

                           TEN YEAR OPTION REPRICINGS

                                                                                                                 LENGTH OF
                                                                                                                  ORIGINAL
                                                     NUMBER OF                                                  OPTION TERM
                                                    SECURITIES                      EXERCISE                    REMAINING AT
                                                    UNDERLYING   MARKET PRICE OF  PRICE AT TIME                   DATE OF
                                                      OPTIONS     STOCK AT TIME   OF REPRICING                  REPRICING OR
                                                    REPRICED OR  OF REPRICING OR       OR        NEW EXERCISE    AMENDMENT
NAME                                       DATE     AMENDED(#)    AMENDMENT($)    AMENDMENT($)    PRICE($)(1)     (MONTHS)
---------------------------------------  ---------  -----------  ---------------  -------------  -------------  ------------
James D. Atkinson III, ................    2/10/98      40,000      $    6.00       $   16.19      $    7.20          94.33
  SVP, Chief Legal Officer                 2/10/98      40,000           6.00           14.88           7.20         106.33
Brian Anderson, .......................    2/10/98      20,000           6.00           16.19           7.20          94.33
  SVP, Corporate Controller                2/10/98      30,000           6.00           14.88           7.20         106.33
                                           2/10/98      10,000           6.00           14.88           7.20         107.67

------------------------

(1) The new exercise price of the repriced options is $7.20 which is 120% of the fair market price of the Company's Common Stock on the date of the authorization by the Compensation Committee of the Board of Directors of the grant of the repriced options.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Greenawalt's compensation program is more highly leveraged on a pay-for-performance basis than the programs of the other executive officers. Mr. Greenawalt's base salary rate in 1998 was $100,000, which the Committee believes to be significantly below the competitive norms for the position.

    Mr. Greenawalt received restricted shares under the Stock Election Plans at a level commensurate with a competitive annual bonus amount for his position. The 39,655 additional restricted shares granted to Mr. Greenawalt in 1998 were from the 1998-2000 Stock Election Plan. Seventy percent of Mr. Greenawalt's restricted shares eligible for accelerated vesting for 1998 under the 1998-2000 Stock Election Plan vested based on the Company's 1998 performance relative to the earnings and other goals established by the Committee.

    During fiscal 1998, Mr. Greenawalt received 200,000 stock options with an exercise price of $6.00 per share. Such options vest 66,666 on each of January 28, 1999 and January 28, 2000, and 66,667 on January 28, 2001. The options terminate on January 28, 2008. The size of the grant reflects both the Committee's assessment of competitive norms as well as additional compensation in lieu of a competitive base salary.

CORPORATE TAX DEDUCTION ON COMPENSATION IN EXCESS OF $1 MILLION A YEAR

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company's Chief Executive Officer and four other most highly compensated executive officers. The Committee believes in the pay for performance philosophy of Section 162(m) and will make an effort to qualify compensation as performance based whenever possible. However, the Committee believes that payment of compensation that is not deductible under Section 162(m) may sometimes be in the best interests of the Company, and the Committee and the Board of Directors have accordingly approved such arrangements in certain circumstances.

                                          James L. Davis
                                          Robert J. Cresci

                                          MEMBERS OF THE COMPENSATION COMMITTEE

                           COMPANY STOCK PERFORMANCE

    The graph below compares the cumulative total shareholder return, assuming reinvestment of dividends, on $100 invested on December 31, 1993, on which date the fair market price of the Company's Common Stock was $5.50 per share, through December 31, 1998 with the cumulative total return for the same time period on the same amount invested in (i) the S & P 500 Index and (ii) the New York Stock Exchange Financial Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ARCADIA FINANCIAL LTD.      S&P 500     NYSE FINANCIAL
12/93                              100        100                 100
12/94                           106.82     101.32                  90
12/95                           295.45      139.4                 126
12/96                           259.09      171.4                 162
12/97                           135.23     228.59                 229
12/98                            64.77     293.97                 240

                                 PROPOSAL NO. 2
                         APPROVAL OF PROPOSAL TO ADOPT
                     THE COMPANY'S 1999 OMNIBUS STOCK PLAN

BACKGROUND AND SUMMARY OF THE PLAN

    The Board of Directors of the Company adopted the Arcadia Financial Ltd. 1999 Omnibus Stock Plan (the "1999 Plan") on January 20, 1999. The 1999 Plan is submitted for approval by the shareholders at the Annual Meeting. The purposes of the 1999 Plan are (i) to provide incentive to key associates of the Company and its subsidiaries by encouraging them to invest in the Company's stock and thereby increase their proprietary interest in its business, (ii) to further the personal commitment of key associates to the Company's success and progress, and
(iii) to enable the Company to continue to retain and attract key associates.

    The 1999 Plan provides for the granting of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock grants and other stock-based awards ("Awards") to employees and non-employees, including consultants of the Company, to purchase up to a maximum of 5,000,000 shares of Common Stock. Options that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") ("incentive stock options") and options that do not qualify as such incentive stock options ("nonstatutory options") may be granted under the 1999 Plan. The 1999 Plan will be administered by the Compensation Committee of the Board of Directors, which determines the employees, officers, directors and others who are to receive Awards, the types of Awards to be granted, and the number of shares subject to each Award and the terms of each Award. Awards may not be granted under the 1999 Plan after January 20, 2009. The maximum number of shares of Common Stock as to which Awards may be granted to any eligible person in any one calendar year is 1,000,000. Without the Company's prior consent, Awards may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of a grantee may be exercised only by the grantee.

    The following is a summary of the principal federal income tax consequences generally applicable to Awards under the 1999 Plan. Generally, there is no taxable income to a participant as a result of the grant of a non-statutory stock option. Upon exercise of a non-statutory stock option, the difference between the exercise price and the fair market value at the time of exercise will be subject to taxation as ordinary income. The Company is not entitled to a tax deduction upon grant of a non-statutory stock option, but is entitled to a tax deduction equal to the participant's taxable income realized upon exercise of the stock option. Under current law, there is no taxable income to a participant as a result of the grant of an incentive stock option or the exercise of an incentive stock option if the participant does not dispose of the acquired stock for certain time periods. However, the difference between the fair market value of the shares under the option at the time of exercise and the option price will generate an item of adjustment that could result in an alternative minimum tax liability for the associate. The Company is not entitled to a federal income tax deduction upon grant or exercise of incentive stock options provided the participant does not dispose of the acquired stock for certain time periods. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising a non-statutory stock option or by exercising an incentive stock option. Generally, there will be no tax consequence to the Company in connection with disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable statutory holding periods have been satisfied.

    The grant of stock appreciation rights Awards is not expected to result in any taxable income for the recipient. Upon exercising a stock appreciation rights Award, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company.

    With respect to other Awards granted under the 1999 Plan that are payable either in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an Award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the Award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an Award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the Award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount.

    Special rules may apply in the case of individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the Company's tax deduction, are determined as of the end of such period.

    Under the 1999 Plan, the Compensation Committee of the Board of Directors may permit participants receiving or exercising Awards, subject to the discretion of the Compensation Committee of the Board of Directors and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the Award or shares previously owned by the optionee) to the Company to satisfy federal and state tax obligations. In addition, the Compensation Committee of the Board of Directors may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an Award. The amount of any such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

    Section 162(m) of the Internal Revenue Code generally provides that a publicly held corporation will be denied a tax deduction for compensation paid to its Chief Executive Officer and four most highly compensated executive officers to the extent such compensation exceeds $1 million per year. However, certain "performance-based compensation" is exempt from the deduction limit. In order to qualify as performance-based, the compensation must be based on pre-established, objective performance goals, in the case of an option or stock appreciation rights Award, the amount of compensation the employee could receive must be based solely on an increase in the value of the underlying stock after the date of the grant or award, and paid pursuant to a plan or agreement administrated by a committee comprised solely of two or more Outside Directors. In addition, the material terms of the plan or agreement must be approved by shareholders, and a plan providing for stock options or stock appreciation rights must contain a per-person maximum on the number of awards granted.

    The foregoing statements are based on current federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, change.

    On March 29, 1999, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $4.625. At a fair market price of $4.625 on that date, the market value of the shares reserved for issuance under the 1999 Plan was approximately $23,125,000.00.

REQUIRED VOTE AND BOARD RECOMMENDATION

    Approval of the adoption of the 1999 Plan requires the affirmative vote of the holders of the greater of: (i) a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting; or
(ii) a majority of that number of shares of the Company's Common Stock entitled to vote at the Annual Meeting that would constitute a quorum for the transaction of business at the Annual Meeting.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE 1999 PLAN.

                                 PROPOSAL NO. 3
                                  APPROVAL OF
           PROPOSAL TO AMEND THE COMPANY'S 1998-2000 RESTRICTED STOCK
           ELECTION PLAN TO INCREASE THE NUMBER OF SHARES SUBJECT TO
                     ISSUANCE THEREUNDER BY 200,000 SHARES

BACKGROUND AND SUMMARY OF THE PLAN

    The Arcadia Financial Ltd. 1998-2000 Restricted Stock Election Plan (the "1998-2000 Stock Election Plan") was adopted by the Board of Directors on December 20, 1995 and approved by the shareholders at the 1996 Annual Meeting. The purpose of the 1998-2000 Stock Election Plan is to reward designated associates of the Company by allowing them to receive a portion of annual incentive pay in the form of restricted stock. A total of 600,000 shares of Common Stock have been set aside for awards under the 1998-2000 Stock Election Plan.

    The Compensation Committee of the Board of Directors has implemented an Incentive Compensation Policy (the "Policy") to reward designated associates for meeting annual performance objectives for each year during the three year period from 1998 to 2000. It also determines the amount of bonus designated associates are eligible to receive under the Policy. The Compensation Committee determines which associates are eligible to participate both in the Policy and in the 1998-2000 Stock Election Plan. As of February 28, 1999 there were approximately 61 associates eligible to participate in the 1998-2000 Stock Election Plan. Each participant in the 1998-2000 Stock Election Plan receives a percentage of his or her annual bonus in the form of restricted stock awards. The percentage of the bonus not allocated to restricted stock under the 1998-2000 Stock Election Plan may be paid to participants in cash.

    Absent prior accelerated vesting, Restricted Stock awards vest on December 31, 2002. Restricted Stock awards are subject to accelerated vesting at the end of fiscal years 1998 through 2002 in the number of shares determined by the Compensation Committee. The 1998-2000 Stock Election Plan also provides for pro-rata acceleration of vesting in the event of a participant's retirement, death, or disability with vesting of the number of shares proportionate to the partial year of employment during the year of employment termination due to the death, disability or retirement. In the event of a Change of Control (as defined in the 1998-2000 Stock Election Plan), all restricted shares become fully vested.

    Restricted shares cannot be transferred, pledged or encumbered until vested. Prior to full vesting, participants may exercise voting rights and receive dividends declared on shares they hold pursuant to the 1998-2000 Stock Election Plan.

    The Compensation Committee of the Board of Directors is granted responsibility for administering the 1998-2000 Stock Election Plan. All expenses of administration are paid by the Company. The Board of Directors retains the right to amend or terminate the 1998-2000 Stock Election Plan at any time.

PROPOSED 1998-2000 STOCK ELECTION PLAN AMENDMENT

    The Board of Directors of the Company has approved, subject to shareholder approval, an amendment to the 1998-2000 Stock Election Plan that would increase the number of shares of the Company's Common Stock reserved for issuance under the 1998-2000 Stock Election Plan from 600,000 to 800,000 shares. The Board of Directors is requesting approval by the shareholders of the foregoing amendment.

    As of January 13, 1999, the Compensation Committee of the Board had granted restricted stock awards under the 1998-2000 Stock Election Plan totaling 602,732 shares. The 2,732 shares awarded in excess of the 600,000 currently reserved for issuance were granted contingent upon the shareholders' approval of this proposed amendment at the Annual Meeting. Therefore, absent shareholder approval of the proposed amendment, no shares remain available for grants under the 1998-2000 Stock Election Plan and the grants made in excess of the presently authorized 600,000 maximum shares will be rescinded. The Board of Directors considers it prudent to increase the number of shares of Common Stock authorized for issuance under the 1998-2000 Stock Election Plan by 200,000 shares to effectuate the current excess grants and to facilitate future grants thereunder, thereby furthering the purpose of the 1998-2000 Stock Election Plan.

    The Board of Directors of the Company believes that employee stock ownership creates important incentives for employee performance by encouraging investment in the Company's Common Stock and increasing the proprietary interest employees have in the Company and its business. The Board of Directors believes that the grants under the 1998-2000 Stock Election Plan encourage stock ownership in the Company and that the amendment to the 1998-2000 Stock Election Plan described above will allow for additional grants under the 1998-2000 Stock Election Plan. Accordingly, the Board of Directors has approved such amendment to the 1998-2000 Stock Election Plan, subject to shareholder approval.

    On March 29, 1999, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $4.625. At a fair market price of $4.625 on such date, the market value of the additional shares received for issuance under the 1998-2000 Stock Election Plan was approximately $925,000.00.

TAX INFORMATION

    The following is a summary of the principal federal income tax consequences generally applicable to restricted stock awards. The tax consequences of restricted stock awards are governed by Section 83 of the Code. A participant generally is not required to include restricted shares in his or her income until such shares become vested. If a participant does not make a Section 83(b) election as described below, he or she will recognize ordinary income equal to the fair market value of the stock at the time it becomes vested. Any additional gain recognized on a subsequent sale or exchange of the stock will not be compensation income but will be treated as a capital gain. Special rules may apply to Section 16(b) reporting officers, who may recognize ordinary income up to six months after the date on which the stock becomes vested. Section 83(b) of the Code provides that a participant may elect, not later than 30 days after the date the restricted stock award is originally made to the participant, to include as ordinary income the fair market value of the stock at that time. Any future appreciation in the fair market value of the stock will be capital gain. If the stock is subsequently forfeited under the terms of the Restricted Stock Award, the participant will not be allowed an ordinary income tax deduction with respect to such forfeiture.

    Subject to the general rules concerning deductibility of compensation, the Company will be allowed an income tax deduction in the amount that, and for its taxable year in which, a participant recognizes ordinary income pursuant to a restricted stock award, but only if the Company properly reports such income to the Internal Revenue Service or withholds income tax upon such amount as required under the Code.

    The foregoing statements are based on current federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, change.

PLAN BENEFITS

    The following table sets forth the benefits allocated during fiscal year 1998 under the 1998-2000 Stock Election Plan. Although there are no other restricted share grants under the 1998-2000 Stock

Election Plan currently contemplated other than those described below, the amounts set forth below do not necessarily represent all awards which may be made in the future.

                         STOCK ELECTION PLAN GRANTS(1)

                                                                                  DOLLAR
NAME AND POSITION                                                                VALUE($)     NUMBER OF SHARES(2)
----------------------------------------------------------------------------  --------------  -------------------
Richard A. Greenawalt, Chief Executive Officer..............................   $    136,413            39,655
Scott H. Anderson, Vice Chairman, Credit and Collections....................         52,295            15,202
John A. Witham, Executive Vice President, Chief Financial Officer...........         54,104            15,728
Duane White, Executive Vice President, Operations...........................         17,496             5,086
James D. Atkinson III, Senior Vice President, Chief Legal Officer...........         21,290             6,189
All Executive Officers as a group...........................................        445,862           129,611
All directors who are not Executive Officers................................              0                 0
All non-Executive Officers and employees as a group.........................      1,519,470           148,698

------------------------

(1) The values of the awards are based upon the market price of the Company's Common Stock on December 14, 1998, the date of the regrant of all restricted shares held by the named executive officers. Awards granted under the 1998-2000 Stock Election Plan vest over the period from the date of grant to December 31, 2002, subject to accelerated vesting during the years 1998-2002 based on participants' achievement of annual target performance goals. See "Compensation Committee Report on Executive Compensation--TARSAP/Stock Election Plan" and Footnote 3 to the "Summary Compensation Table".

(2) The numbers of shares listed represent the restricted shares granted to the recipient in fiscal 1998 in excess of the restricted shares held by the recipient on December 31, 1997. Those numbers do not include the restricted shares granted to the recipient in fiscal 1998 upon surrender and cancellation by the recipient of restricted shares held by the recipient on December 31, 1997. See "Committee Report on Executive Compensation--TARSAP/Stock Election Plan" and Footnote 3 to the "Summary Compensation Table".

REQUIRED VOTE AND BOARD RECOMMENDATION

    Approval of the amendment to the Company's 1998-2000 Restricted Stock Election Plan requires the affirmative vote of the holders of a majority of the greater of: (i) a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting; or (ii) a majority of that number of shares of the Company's Common Stock entitled to vote at the Annual Meeting that would constitute a quorum for the transaction of business at the Annual Meeting.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO 1998-2000 RESTRICTED STOCK ELECTION PLAN AND A VOTE FOR THIS PROPOSAL.

                                 PROPOSAL NO. 4
         APPROVAL OF PROPOSAL TO GRANT A STOCK OPTION TO WARREN KANTOR

BACKGROUND

    On January 20, 1999, the Board of Directors agreed to retain Warren Kantor as a consultant to the Company. The terms of such arrangement were set forth in the 1999 Consulting Agreement, pursuant to which, in exchange for an unlimited number of hours of consulting service to be performed in 1999, Mr. Kantor received the grant of a non-statutory stock option (the "1999 Option") to purchase 125,000 shares of Common Stock at an exercise price equal to $4.00 per share (the fair market value of the shares on the date of grant). Such option vests on December 31, 1999. See "Employment Agreements and Related Agreements" and the "Consulting Agreements with Warren Kantor" sections for additional details regarding the 1999 Option.

    The rules of the New York Stock Exchange require that the shareholders of the Company approve the grant of the 1999 Option to Mr. Kantor as a condition to the listing on the Exchange of the shares to be issued upon the exercise of the 1999 Option. In the event the grant of the 1999 Option is not approved by the shareholders, the Company will be required to renegotiate the terms of the 1999 Consulting Agreement with Mr. Kantor. Since renegotiations may result in cash compensation being paid to Mr. Kantor in lieu of equity-based compensation in the form of the 1999 Option, the Board believes the grant of the 1999 Option is in the best interests of the Company. Mr. Kantor currently receives no cash for the consulting services he provides pursuant to the 1999 Consulting Agreement. Mr. Kantor will be the only individual eligible to receive an option grant pursuant to this proposal.

    On March 29, 1999, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $4.625.

TAX INFORMATION

    The following is a summary of the principal federal income tax consequences generally applicable to awards of options such as the 1999 Option. Generally, there is no taxable income to a participant as a result of the grant of a non-statutory stock options. Upon exercise of a non-statutory option, the difference between the exercise price and the fair market value at the time of exercise will be subject to taxation as ordinary income. The Company is not entitled to a tax deduction upon grant of a non-statutory stock option, but is entitled to a tax deduction equal to the recipient's taxable income realized upon exercise of the stock option. The tax consequence to the recipient upon a disposition of shares acquired through the exercise of a non-statutory stock option will depend on how long the shares have been held. Generally, there will be no tax consequence to the Company in connection with disposition of shares acquired under a non-statutory stock option.

    The foregoing statements are based on current federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, change.

OPTION GRANT AND VALUATION

    The following table provides information with respect to the 1999 Option.

                                                      NUMBER OF
                                                      SECURITIES      EXERCISE PRICE
                                                  UNDERLYING OPTION      PER SHARE     EXPIRATION        DOLLAR
NAME                                                  GRANTED(1)          ($/SH)          DATE         VALUE($)(2)
------------------------------------------------  ------------------  ---------------  -----------  -----------------
Warren Kantor, Chairman of the Board............         125,000         $    4.00        1/20/08      $    78,125

------------------------

(1) The exercise price of the 1999 Option is equal to the market value of the Company's Common Stock on the date of grant, January 20, 1999. The 1999 Option vests on December 31, 1999 and expires 10 years from the date of grant.

(2) The value of the 1999 Option is equal to the difference between the fair market price of the Company's Common Stock on March 29, 1999 ($4.625) and the exercise price of the 1999 Option ($4.00 per share) times the number of shares subject to the option.

REQUIRED VOTE AND BOARD RECOMMENDATION

    Approval of the grant of the 1999 Option to Mr. Kantor requires the affirmative vote of the holders of a majority of the greater of: (i) a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting; or (ii) a majority of that number of shares of the Company's Common Stock entitled to vote at the Annual Meeting that would constitute a quorum for the transaction of business at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Ernst & Young LLP ("Ernst & Young") served as independent accountants for the Company's fiscal year ending December 31, 1998. On March 1, 1999, the Company dismissed Ernst & Young as the Company's independent auditors effective immediately following the filing of the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 1999. The decision to dismiss Ernst & Young was approved by the Audit Committee of the Board of Directors of the Company. Notwithstanding such dismissal, a representative of Ernst & Young is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

    Ernst & Young's reports on the Company's consolidated balance sheets as of December 31, 1998 and 1997 and related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for each of the three years ended December 31, 1998 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During these fiscal years and all subsequent periods preceding the decision to dismiss Ernst & Young, there have been no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make a reference to the subject matter of the disagreements in connection with any of its reports.

    As of the date of this Proxy Statement, the Company is conducting the interview process to select an independent auditor for the Company's fiscal year ending December 31, 1999, but has not made such selection.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that may be brought before the Meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the Meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

    Shareholders wishing to present proposals for action by the shareholders at the next annual meeting that they wish to request be included in the Company's proxy statement must present such proposals to the Secretary of the Company at the principal offices of the Company not later than December 15, 1999.

    Any proposal by a shareholder to be presented at the annual meeting (other than a nomination of a person for election as director) that the shareholder is not requesting be included in the Company's proxy statement must be given in writing and received at the principal offices of the Company not later than December 15, 1999. Any nomination of a person for election as a director that the shareholder is not requesting be included in the Company's proxy statement must be given in writing and received at the offices of the Company not less than 120 days prior to the date fixed for the annual meeting of shareholders to be held in 2000 (no such date has yet been fixed). Any such proposal must contain the specific information required by the Company's Bylaws, a copy of which will be provided to any shareholder upon written request.

    Due to the complexity of the respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                         [SIG]

                                          Warren Kantor

                                          CHAIRMAN OF THE BOARD

Dated: April 14, 1999

       Minneapolis, Minnesota

                                                     COMPANY #
                                                     CONTROL #
THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above.
- Follow the simple instructions the Voice provides you.

VOTE BY INTERNET -- http://www.eproxy.com/aac/ -- QUICK *** EASY *** IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Arcadia Financial Ltd., c/o Shareowner Services,-SM- P.O. Box 64873, St. Paul, MN 55164-0873.






     IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
                           -PLEASE DETACH HERE-


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.


1. Election of directors:  01 Scott H. Anderson  02 Robert J. Cresci            Vote FOR          Vote WITHHELD
                           03 James L. Davis     04 Richard A. Greenawalt   / / all nominees  / / from all nominees
                           05 Warren Kantor      06 Robert A. Marshall



(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

                                       /                          /

2. Proposal #2. Approval of proposal to adopt the Company's 1999
   Omnibus Stock Plan.

         / / For          / / Against            / / Abstain

3. Proposal #3. Approval of proposal to amend the Company's 1998-2000 Restricted Stock Election Plan to increase the number of shares subject to issuance thereunder by 200,000 shares.

         / / For          / / Against            / / Abstain

4. Proposal #4. Approval of proposal to grant a stock option to Warren
   Kantor.

         / / For          / / Against            / / Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box / /             Indicate changes below:





                                          Date
                                               -------------------------

                                          ------------------------------
                                          Signature(s) in Box



Please sign exactly as your name(s) appear on Proxy, if held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name or corporation and title of authorized officer signing the proxy.

                                                    [LOGO]

                                            ARCADIA FINANCIAL LTD.

                                        ANNUAL MEETING OF STOCKHOLDERS

                                            THURSDAY, MAY 27, 1999
                                                  10:00 A.M.

                                         LUTHERAN BROTHERHOOD BUILDING
                                            625 FOURTH AVENUE SOUTH
                                             MINNEAPOLIS, MN 55439





       Arcadia Financial Ltd.
[LOGO] 7825 Washington Avenue South, Minneapolis, MN 55439-2444          PROXY
------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 27, 1999.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4.

By signing the proxy, you revoke all prior proxies and appoint Richard A. Greenawalt and Warren Kantor, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.








                    SEE REVERSE FOR VOTING INSTRUCTIONS